Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee – Chairman & CEO

Steve Capp – CFO

Chris Plant or Lewis Fanger – Investor Relations

PINNACLE ENTERTAINMENT ANNOUNCES MANAGEMENT CHANGE

LAS VEGAS, June 5, 2008 – Pinnacle Entertainment, Inc. (NYSE: PNK) today announced that, in order to improve its efficiency and effectiveness and to plan for its growth, the company has been centralizing its development, marketing, technology and other strategic functions at its headquarters in Las Vegas. Wade Hundley, Pinnacle’s president, has chosen not to relocate from his home in Dallas and has resigned his position, effective immediately.

Mr. Hundley will continue to act as a consultant to Pinnacle on certain of its casino resort development opportunities. His other responsibilities will be divided among current members of Pinnacle’s management team.

“I want to thank Wade for his role in helping to build the company into a leading developer, owner and operator of casino gaming resorts,” said Daniel R. Lee, Pinnacle’s chairman and chief executive officer. “We wish him well in his future endeavors.”

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay; is developing a casino resort in Baton Rouge, Louisiana; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey, on which it plans to build a major new casino resort.

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